Exhibit 99.1

Catalyst Pharmaceuticals Announces Health Canada’s Acceptance of AGAMREE® New Drug Submission with Priority Review for Sub-Licensee Kye Pharmaceuticals

CORAL GABLES, Fla., April 8, 2025—Catalyst Pharmaceuticals, Inc. (“Catalyst” or “Company”) (Nasdaq: CPRX), a commercial-stage biopharmaceutical company focused on in-licensing, developing, and commercializing novel medicines for patients living with rare and difficult-to-treat diseases, today reported that its sub-licensee in Canada, Kye Pharmaceuticals, Inc. (Kye), has announced that Health Canada has accepted the New Drug Submission (NDS) for AGAMREE®, a novel corticosteroid treatment for Duchenne muscular dystrophy (DMD), for review. The submission has been granted Priority Review, expediting the regulatory process with the potential for marketing authorization before the end of 2025. If approved, AGAMREE would be the first and only treatment option indicated for patients diagnosed with DMD in Canada.

“We are pleased that Health Canada has accepted the New Drug Submission for AGAMREE with a Priority Review, recognizing its potential to address a significant unmet need for patients with Duchenne muscular dystrophy in Canada,” stated Richard J. Daly, President and CEO of Catalyst. “In collaboration with our Canadian sub-licensee, Kye, we remain committed to bringing this innovative therapy to DMD patients and ensuring access, particularly for those in underserved communities.”

AGAMREE (40 mg/mL oral suspension) received U.S. Food and Drug Administration (FDA) approval on October 26, 2023, for the treatment of DMD in patients aged two years and older and became commercially available in the U.S. on March 13, 2024. Kye currently markets FIRDAPSE®, Catalyst’s flagship product for the treatment of Lambert-Eaton myasthenic syndrome (LEMS), in Canada. LEMS is a rare neuromuscular disorder characterized by debilitating and progressive muscle weakness and fatigue.

About Duchenne Muscular Dystrophy

Duchenne muscular dystrophy (DMD) is a genetic disorder characterized by progressive muscle degeneration and weakness. It primarily affects males, with symptoms typically appearing in early childhood, around ages three to five. DMD is caused by mutations in the gene that encodes dystrophin, a protein that plays a crucial role in maintaining the structure and function of muscle fibers. Without dystrophin, muscle cells become fragile and easily damaged, leading to progressive muscle degeneration. Symptoms of DMD usually begin with difficulty in walking, frequent falls, and muscle weakness, particularly in the legs and pelvis. As the disease progresses, individuals may experience difficulty standing, climbing stairs, and eventually, complete loss of mobility. Other complications can include respiratory and cardiac issues due to muscle weakness.

About AGAMREE® (vamorolone)

AGAMREE’s unique mode of action is based on differential effects on glucocorticoid and mineralocorticoid receptors and modifying further downstream activity. As such, it is considered a novel corticosteroid designed to achieve dissociative properties while maintaining efficacy that has the potential to demonstrate comparable efficacy to steroids, with the potential for a better-tolerated side effect profile. This mechanism of action may allow AGAMREE to emerge as an effective alternative to the current standard of care corticosteroids in children, adolescents, and adult patients with DMD. In the pivotal

VISION-DMD study, AGAMREE met the primary endpoint Time to Stand (TTSTAND) velocity versus placebo (p=0.002) at 24 weeks of treatment and showed a good safety and tolerability profile. The most commonly reported adverse events versus placebo from the VISION-DMD study were cushingoid features, psychiatric disorders, vomiting, weight increases, and vitamin D deficiency. Adverse events were generally of mild to moderate severity.

About Kye Pharmaceuticals

Kye Pharmaceuticals is a growth-stage Canadian specialty pharmaceutical company committed to bringing value to Canadians by identifying, licensing, and commercializing novel prescription medicines that may not otherwise be available to patients across Canada. With a growing pipeline of novel medicines, Kye’s portfolio spans a range of therapeutic areas, including cardiology, psychiatry, pediatrics, rare diseases, hematology, and neurology. Kye Pharmaceuticals is a private company headquartered in Toronto focused on bringing medications to the Canadian market which fulfill clinically significant unmet needs. Kye is committed to licensing and launching medicines that matter by delivering better outcomes to our partners, Canadian healthcare professionals, and, most importantly, patients across Canada.

For more information about the company, its management, portfolio and pipeline, please visit www.kyepharma.com

About Catalyst Pharmaceuticals

Catalyst Pharmaceuticals, Inc. (Nasdaq: CPRX) is a biopharmaceutical company committed to improving the lives of patients with rare diseases. With a proven track record of bringing life-changing treatments to the market, we focus on in-licensing, commercializing, and developing innovative therapies. Guided by our deep commitment to patient care, we prioritize accessibility, ensuring patients receive the care they need through a comprehensive suite of support services designed to provide seamless access and ongoing assistance. Catalyst maintains a well-established U.S. presence while actively seeking to expand its global commercial footprint through strategic partnerships. Catalyst, headquartered in Coral Gables, Fla., was recognized on the Forbes 2025 list as one of America’s Most Successful Mid-Cap Companies and on the 2024 Deloitte Technology Fast 500™ list as one of North America’s Fastest-Growing Companies.

For more information, please visit Catalyst’s website at www.catalystpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including (i) whether Health Canada will approve AGAMREE either in the anticipated timeline or at all, (ii) if approved, whether Kye can successfully commercialize AGAMREE in Canada, and (iii) those factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2024 and its subsequent filings with the U.S. Securities and Exchange Commission (“SEC”), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website, or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Source: Catalyst Pharmaceuticals, Inc.

Investor Contact

Mary Coleman, Catalyst Pharmaceuticals, Inc.

(305) 420-3200

IR@catalystpharma.com

Media Contact

David Schull, Russo Partners

(858) 717-2310

david.schull@russopartnersllc.com